O'Connor EQUUS
                            One Freedom Valley Drive
                                 Oaks, PA 19456
                                December 9, 2014


VIA EDGAR
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U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


     RE:  NOTICE OF DISCLOSURE FILED IN EXCHANGE ACT ANNUAL REPORT UNDER
          SECTION 219 OF THE IRAN THREAT REDUCTION AND SYRIA HUMAN RIGHTS ACT OF 2012 AND SECTION 13(R) OF THE EXCHANGE ACT

Ladies and Gentleman:

     Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that O'Connor EQUUS has made disclosure pursuant to such provisions in its Annual Report on Form N-CSR for the fiscal year ended September 30, 2014, which was filed with the U.S. Securities and Exchange Commission on December 9, 2014.

                                                  Very truly yours,
                                                  O'Connor EQUUS

                                                  By:     /s/ Nicholas Vagra
                                                          ------------------
                                                  Name:   Nicholas Vagra
                                                  Title:  President